Exhibit 10.15

MOTRICITY, INC.

FIRST AMENDMENT TO LETTER AGREEMENT

THIS FIRST AMENDMENT TO LETTER AGREEMENT (this “Amendment”) is made as of May     , 2010 by and among Motricity Inc. (the “Company”) and [EXECUTIVE] (“Executive”).

WHEREAS, the Company and Executive have entered into that certain Offer Letter Agreement, dated [—] (the “Agreement”).

WHEREAS, the Company and Executive now wish to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement as set forth herein. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

FIRST: The Agreement is hereby amended by adding a new paragraph immediately following the last paragraph thereto to read in full as follows:

“SECTION 409A COMPLIANCE:

The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (as that term is defined in Treasury Regulation Section 1.409A-1(h)) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Treasury Regulation Section 1.409A-1(h)(3), and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

Notwithstanding any other payment schedule provided herein to the contrary, if you are identified on the date of your separation from service a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B)(i), then the following shall apply:

(i)	With regard to any payment that is considered nonqualified deferred compensation subject to Code Section 409A, as determined by the Company in its sole discretion, and payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service” and (B) the date of your death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to you in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them therein.

(ii)	To the extent that any benefits to be provided during the Delay Period are considered nonqualified deferred compensation subject to Code Section 409A, as determined by the Company in its sole discretion, and are provided on account of a “separation from service,” you shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse you for that portion of the costs that would otherwise have been paid by the Company upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified therein.

To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by you of a release of claims, you shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of your separation from service. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i)	To the extent any such cash payment or continuing benefit to be provided is not nonqualified deferred compensation subject to Code Section 409A, as determined by the Company in its sole discretion, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon your separation from service, and any payments made thereafter shall continue as provided therein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following your separation from service.

(ii)	To the extent any such cash payment or continuing benefit to be provided is nonqualified deferred compensation subject to Code Section 409A, as determined by the Company in its sole discretion, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following your separation from service. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon your separation from service, and any payments made thereafter shall continue as provided therein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following your separation from service.

All expenses or other reimbursements under this Agreement that would constitute nonqualified deferred compensation subject to Code Section 409A, as determined by the Company in its sole discretion, (i) shall be paid on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect your right to reimbursement of any other expenses eligible for reimbursement in any other taxable year, and (iii) your right to reimbursement shall not be subject to liquidation in exchange for any other benefit.

For purposes of Code Section 409A, your right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Payment of any bonus that becomes due under this Agreement shall be paid in the year following the year with respect to which such bonus was earned.

Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes nonqualified deferred compensation subject to Code Section 409A, as determined by the Company in its sole discretion, be subject to offset, counterclaim or recoupment by any other amount payable to you unless otherwise permitted by Code Section 409A.

Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of your termination of employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made upon such schedule as in effect upon the date of termination, but no less frequently than monthly.”

SECOND: Except as specifically modified herein, the Agreement shall remain in full force and effect in accordance with all of the terms and conditions thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this amendment to the Agreement as of the date first written above.

MOTRICITY, INC.

By:
Name:
Title:

EXECUTIVE